APPENDIX C

FUNDS

Potomac Managed Volatility Fund

Potomac Tactical Rotation Fund

Potomac Tactical Opportunities Fund

Potomac Defensive Bull Fund

Potomac Tactically Passive Fund

Appendix C - 1